Exhibit 99.1

April 7, 2009

Mr. William W. Kelly, Jr.
Mr. Alvin Kirk
Classic Oil & Gas Resources, Inc.
416 West Brannon Road
Nicholasville, KY  40356

Re:	Letter of Intent to Acquire 100% of the Classic Assets in Boone,Logan, McDowell, Mingo, and Wyoming Counties, West Virginia

Dear Bill and Alvin:

This letter is submitted on behalf of Velocity Energy Partners LP, by Velocity Energy Limited LLC, Its General Partner, together with any affiliates and subsidiaries (individually or collectively, "Velocity"), to enter into a Transaction (as defined below) with Classic Oil & Gas Resources, Inc. ("Classic"), with any of Velocity, Classic, William W. Kelley Jr., or Alvin Kirk (with either of Kelly or Kirk individually being referred to as a “Selling Shareholder” or collectively as the “Selling Shareholders”) being individually referred to herein as a “Party” or collectively as the “Parties”, to acquire the Classic Assets (as defined below) located in West Virginia, subject to the following terms and conditions:

1.
TRANSACTION.   The Parties intend that Classic will sell to Velocity, and Velocity will purchase, by means of either a sale of all of the stock of Classic or all of the assets of Classic as mutually agreed by the Parties, all right, title and interest of Classic, in and to:

A.     WELLS:     All of its active, open, shut-in, or temporarily abandoned (but not plugged and abandoned) proved, developed, producing (“PDP”) oil or gas wells; proved, developed, non-producing and behind pipe wells (“PDNP & BP”); and proved undeveloped (“PUD”), PROBABLE, and POSSIBLE well locations, including without limitation the wells and well locations identified on the various schedules attached hereto as Exhibits A-1, A-2, A-3, A-4, and A-5, respectively, and made a part hereof (“Wells”);

B.     LEASES:     All of its working interest, reversionary interest, back-in interest, royalty interest, net profits and any other type of interests or rights in oil and gas leases, farmins, and other contractual interests located in West Virginia, but excluding any overriding royalty interests filed of record prior to the Effective Date as listed on the schedule attached hereto as Exhibit B and made a part hereof (“Leases”);

C.     OILFIELD ASSETS:   All of its wellhead facilities, well meters, pumping units or tank batteries present at a well site for any Well; trucks, tractors, trailers, bulldozers, and other rolling stock; and miscellaneous tubular goods, valves, tools and other items of equipment and materials listed on the schedule attached hereto as Exhibit C and made a part hereof (“Oilfield Assets”);

D.     MIDSTREAM ASSETS:  All of its gathering and transportation facilities, gathering systems, related pipelines, and all Facilities downstream or beyond the wellhead and well meter of each of the Wells, including without limitation the gathering lines, compressors, dehydrators, scrubbers, regulators, pump stations, gates, and field meters listed on the schedule attached hereto as Exhibit D and made a part hereof (“Midstream Assets”);

E.     EASEMENTS:     All of its easements, rights-of-way, and other property interests used in conjunction with the Midstream Assets and Oilfield Assets (“Easements”) used for the gathering, storing, treating, transporting and marketing of Hydrocarbons (as defined in F. immediately below;

F.     HYDROCARBONS:    All of its oil, gas, coalbed methane, and other substances produced on and after the Effective Date from the Wells on the Leases (“Hydrocarbons”);

F.     MISCELLANEOUS PERSONALTY AND OTHER PROPERTY:   All of its other real, personal, or mixed property used in conjunction with or otherwise associated with the Classic Assets, whether or not specifically identified herein, as it is the intent of the Parties to convey all right, title and interest in and to all of the Classic Assets (other than the Excluded Assets described in Paragraph 6 below), regardless of the descriptions set forth in the exhibits attached hereto (“Miscellaneous Personalty and Other Property”);

G.     CONTRACT RIGHTS AND DATA:   All originals of its contracts, licenses, permits, seismic and other technical data, maps, logs, well files, books and records, and other information and materials, including such information and materials constituting part of the Midstream Assets or Oilfield Assets (“Contract Rights and Data”);
Individually or collectively, the Wells, Leases, Easements, Hydrocarbons, Miscellaneous Personalty and Other Property, and Contract Rights and Data constitute the “Classic Assets” and the Midstream Assets and the Oilfield Assets constitute the Classic Operating Assets, all of which shall free and clear of all liens and encumbrances, not expressly assumed by Velocity, such as the Bank of Mingo loan and except for usual and customary liens and encumbrances deemed to be Permitted Encumbrances as defined in the PSA, on or about May 28, 2009 (“Closing”, as may be extended or shortened by mutual agreement of the Parties) and as subject to the waiver or termination of any preferential rights of purchase by third parties (whether at one or more Closings, being individually or collectively, the "Transaction").

2.	EFFECTIVE DATE. The effective date and time of the Transaction shall be 12:01 A.M., April 1, 2009 ("Effective Time").

3.	PAYMENT OF ADJUSTED PURCHASE PRICE.

A.  UNADJUSTED PURCHASE PRICE: Subject to adjustments, if any, set forth in the PSA (as defined below) and the usual and customary adjustments at Closing (“Closing Adjustments”) and post-Closing (“Post-Closing Adjustments”) reflecting the allocation of proceeds from the sale of Hydrocarbons, gathering fees, COPAS fees, and other fees and revenues accruing to Classic as a working interest owner of the Classic Assets, as owner and Operator of the Midstream Assets (“Classic Gathering Rate”), as operator of certain oil and gas wells and other assets (“Classic Operations Rate”), and other income and revenue (collectively, “Revenues”) as well as all expenses and other liabilities associated with the Classic Assets (collectively, "Liabilities") on a "my watch, your watch" basis with Classic being entitled to and assuming all Revenues and Liabilities prior to the Effective Time, and Velocity being entitled to and assuming all Revenues and Liabilities on and after the Effective Time, in accordance with amounts referenced in the Final Outline of Classic Proposal to Velocity attached hereto as Exhibit G and made a part hereof, all of which benefits and obligations shall be assumed at Closing, but effective as of the Effective Time, and all of which benefits and obligations shall be subject to a mutually agreeable Purchase and Sale Agreement (“PSA”) to be executed by the Parties hereto, at Closing, Velocity shall pay to the Selling Shareholders the “Closing Purchase Price” (as defined below).  The total amount of cash payable to the Selling Shareholders at Closing described as Components of Purchase Price in Paragraph 4. A., B., and C., being the Base Cash Purchase Price, Well Location Fees, and Cash Consideration for the Oilfield Assets, shall collectively make up the “Unadjusted Closing Purchase Price.”

B.  ADJUSTED PURCHASE PRICE:

The balance of cash payable to Selling Shareholders at Closing, after deducting the following items and taking them as credits to the Unadjusted Purchase Price, shall collectively make up the “Adjusted Cash Purchase Price”:

1.	The net total of any positive or negative Closing Adjustments;

2.
The balance of the outstanding loan with the Bank of Mingo assumed by Velocity, including (i) any interest outstanding on the Bank of Mingo loan attributable to any period prior to April 1, 2009, and excluding (ii) any interest on attributable to any period on and after April 1, 2009, which shall also be assumed by Velocity, but NOT taken as a credit against the Unadjusted Closing Purchase Price; and

3.	Certain unpaid invoices totaling $357,047.43 as described in Paragraph 4 D. of Exhibit G and made a part hereof.

4.	COMPONENTS OF PURCHASE PRICE.

The Purchase Price for the Classic Assets shall consist of the total of the following components:

A.
CASH FOR THE CLASSIC ASSETS: The Base Cash Purchase Price shall consist of the sum of $2,909,109 calculated as the reserve valuations for the PDP Wells and PDNP & BP well locations described in Exhibits A-1 and A-2;

B.
OTHER CASH CONSIDERATION FOR CLASSIC ASSETS:  Cash of $1,300,000.00 consisting of the sum of $10,000.00 for each well location (“Well Location Fees”) for the PUD, PROBABLE, and POSSIBLE well locations listed on Exhibits A-3, A-4, and A-5 (but expressly  excluding the PDP Wells described on Exhibit A-1 and the PDNP & BP Wells described on Exhibit A-2);

C.	CONSIDERATION FOR CLASSIC OILFIELD ASSETS: Payable at Closing of the sum of $350,000.00 in cash for the Oilfield Assets);

D.
CONTINGENT CONSIDERATION:  An Overriding Royalty Interest as more fully described in Exhibit F and made a part hereof that runs with the land for the life of each of said Leases and in and to the Hydrocarbons in, under, and that may be produced and saved from the Leases to the extent of the subject interests owned therein by Classic as to the PUD, PROBABLE, and POSSIBLE well locations described on Exhibits A-3, A-4, and A-5, respectively, and any other new wells or wellbore extensions of existing Wells (but expressly excluding the PDP Wells described on Exhibit A-1 and the PDNP & BP Wells described on Exhibit A-2) that may be drilled on the Leases, which ORRI shall be an ORRI retained by the Selling Shareholders consisting of the difference between existing lease burdens (including landowner royalty and existing overriding royalty interests) and 80%, or 4%, whichever is less, subject to proportionate reduction (“ORRI”);

E.
KELLY CONSULTING AGREEMENT RETAINER:  $120,000.00 per year, payable to Selling Shareholder William W. Kelly, Jr. at the rate of $10,000.00 per month for a period of four (4) years with a guaranteed total payout of $480,000.00, commencing the first day of the calendar month following Closing, which Consulting Agreement shall be automatically extended on an evergreen basis at the end of the four year primary term at the rate of $5,000.00 per month for life; and

E.
KIRK CONSULTING AGREEMENT RETAINER:  $60,000.00 per year, payable to Selling Shareholder Alvin Kirk at the rate of $5,000.00 per month for a period of six (6) years with a guaranteed total payout of $360,000.00, commencing the first day of the calendar month following Closing, which Consulting Agreement shall automatically be extended on an evergreen basis at the end of the six year primary term at the rate of $5,000.00 per month for life.

5.
DUE DILIGENCE AND PSA.   Upon acceptance by Classic, this letter shall constitute a Letter of Intent (“LOI”). Upon acceptance of this LOI, the Parties shall proceed to enter into a mutually agreeable Purchase and Sale Agreement (“PSA”), which PSA shall be fully binding upon the Parties in accordance with its terms and provisions.  Upon execution of the LOI and until termination of the LOI or PSA, whichever is later, (A) Velocity shall exercise its best efforts to obtain financing or an equity partner, if any, to assist Velocity in consummating the Transaction; (B) Classic shall continue to conduct its business in the ordinary course of business as contemplated in the LOI and the PSA contemplated by the LOI; and (C) Classic will have a continuing obligation to furnish daily production reports, AFEs, operational reports, marketing data, and other pertinent data and information.

6.
EXCLUDED ASSETS.   Classic expressly reserves and retains the furniture, furnishings, fixtures, computers, office equipment, copies of Contract Rights and Data, and other mixed or personal property owned by Classic located at 416 West Brannon Road, Nicholasville, KY 40356 (“Excluded Assets”), all of which Excluded Assets shall be set forth on a mutually agreeable schedule to be attached to the PSA as defined in Paragraph 4.

7.
GATHERING REVENUE STREAM BUYOUT OPTION. Although title to the Midstream Assets shall be conveyed to Velocity at Closing, the consideration therefore shall be paid in installments by allowing the Selling Shareholders to retain the gathering revenue stream associated with the Midstream Assets to the extent of the Current Internal Unescalated Gathering Revenue Stream highlighted in yellow on the schedule prepared by Classic that is attached hereto as Exhibit E (“Gathering Revenue Stream”) and made a part hereof under the terms and conditions outlined in Paragraph 1. of the Final Outline of Classic Proposal to Velocity attached hereto as Exhibit G. Velocity shall have the option to purchase the Gathering Revenue Stream by: (i) providing not less than sixty (60) days’ prior written to the Selling Shareholders (or their designee) at any time after January 1, 2014 (“Buyout Option”) and (ii) paying the Selling Shareholders an amount of money calculated in the manner described in Paragraph 1. of the Exhibit G. (“Buyout Option Purchase Price”).

8.
EXCLUSIVITY.     Upon acceptance of this letter as an LOI by the Selling Shareholders and Classic, (i) there shall be a period of exclusivity within which Velocity shall have the sole right to negotiate the acquisition of the Classic Assets through the Proof of Financing Deadline (as defined in Paragraph 12 below), as may be extended, and (ii) the Parties shall expeditiously proceed to finalize all schedules and exhibits to the PSA (collectively, the “Exhibits”) and to execute the PSA and proceed to Closing.

9.	EXPENSES. Each Party is responsible for its own expenses.

10.	GOVERNING LAW. The laws of the Commonwealth of Kentucky, excluding its conflicts of law principles, shall govern this Agreement.

11.
BINDING EFFECT.  Unless and until the Parties enter into a mutually agreeable PSA, which shall be fully binding upon the Parties in accordance with its terms and provisions, this letter shall not be binding, whether before or after acceptance, upon either Party and neither Party shall have any liability to any other Party, except and to the extent as set forth in the provisions of the Confidentiality Agreement between Velocity and Classic and in Paragraphs 7, 8, 9, 10, 11 and 12 herein, all of which shall be fully binding and shall survive the termination of this letter, LOI, and PSA.

12.
LOI ACCEPTANCE DEADLINE AND PROOF OF FINANCING DEALINE. The Selling Shareholders of Classic shall have until 6:00 PM EST on April 9, 2009 to execute this offer letter as a Letter of Intent (“LOI Acceptance Deadline”).  Upon acceptance of the LOI, Velocity shall have until the later of thirty (30) days after receipt of the acceptance of this letter as an LOI or the close of business on May 8, 2009 (“Proof of Financing Deadline”); through the Proof of Financing Deadline within which to furnish Proof of Financing as contemplated hereunder. This letter and, to the extent applicable, the LOI and the PSA shall terminate upon the earlier to occur of the following events: (a) the Transaction is consummated; (b) Velocity advises Classic that it is unable to raise financing; (c) proof of financing is not furnished to Classic on or before the Proof of Financing Deadline; (d) the Transaction is not closed on or before May 31, 2009, or as otherwise extended by mutual agreement of the Parties; or (e) the Parties mutually agree to earlier termination.

Sincerely,

VELOCITY ENERGY PARTNERS LP,

By Velocity Energy Limited LLC,
It’s General Partner

By:	D.E. Vandenberg
Name:	D. E. Vandenberg
Title:	Chief Executive Officer and President

ACCEPTED AND AGREED this 13th day of April, 2009:

CLASSIC OIL & GAS RESOURCES, INC.

By:	/s/ William W. Kelly, Jr.
Name:	William W. Kelly, Jr.
Title:	President

SELLING SHAREHOLDER:

By:	/s/ William W. Kelly, Jr.
Name:	William W. Kelly, Jr.

SELLING SHAREHOLDER:

By:	/s/ Alvin Kirk
Name:	Alvin Kirk

CC:	Brian McNiell
David Stetson
Gary Lancaster
Donald Sebastian